EXHIBIT 3(a)

             Composite of the Registrant's Restated Certificate of Incorporation as amended, including amendment filed March 15, 1990 with the Secretary of the State of Delaware.*
                                   COMPOSITE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              DUPLEX PRODUCTS INC.
                                    *******

     FIRST. The name of the corporation is
                              DUPLEX PRODUCTS INC.

     SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington 99, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
     To manufacture, purchase, print, engrave, acquire, own, use, sell, distribute, and otherwise dispose of and deal in printed forms and printed material of all kinds.
     To engage in and transact the business of printing, engraving, and to manufacture, purchase, lease, acquire, own, maintain, use, operate and deal in printing machines, composing machines, binding machines, type, metal, ink, paper and any articles, materials, products, machinery, equipment and property related or incidental to or useful in connection with the business of printing and engraving.
     To build, purchase, lease, acquire, own, occupy, maintain, improve, use and operate printing plants, print shops, printeries, binderies, shops, studios, factories, laboratories, offices, buildings, structures, and works suitable, necessary or convenient to any of the business of the corporation.
     To establish, maintain, conduct and carry on a general merchandising business; and in conjunction therewith to manufacture, produce, buy, import and otherwise acquire, own, store, hold, use, sell, export, distribute, lease, pledge and otherwise dispose of and generally deal in and with, at wholesale or retail, as principal or agent for others, upon commission, consignment or otherwise, goods, wares, commodities, merchandise and personal property of every class, name, nature and description.
     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
     To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.
     To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations,



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chooses in action and evidence of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
     To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
     To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.
     To loan to any person, firm or corporation any of its surplus funds, either with or without security.
     To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.
     In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.
     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is twenty-one million (21,000,000) of which twenty million (20,000,000) shares shall be Common Stock having a par value of One Dollar ($1.00) per share, amounting in the aggregate to Twenty Million Dollars ($20,000,000), and of which one million (1,000,000) shares shall be Preferred Stock having a par value of One Dollar ($1.00) per share, amounting in the aggregate to One Million Dollars ($1,000,000). The Preferred Stock shall be issuable in series.
     The board of directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the corporation of any class at any time authorized, and any securities convertible into or exchangeable for any such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the corporation having par value shall not be less than such par value. Shares so issued, for which the consideration has been paid to the corporation, shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.



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     1.  Common Stock
     (a) Dividend rights. Subject to provisions of law and the preferences of the Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the board of directors.
     (b) Liquidation rights. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and the preferential amounts to which the holders of the Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the corporation.
     2.  Preferred Stock
     (a) General provisions fixed by Certificate of Incorporation. The Preferred Stock of each series (which may have varying dividend rates) shall rank on a parity with the Preferred Stock of every other series in priority of payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, to the extent of the preferential amounts (which amounts may be variable by series) to which the Preferred Stock of the respective series shall be entitled under the provisions of the certificate of incorporation or any amendment thereto or the resolution or resolutions of the board of directors providing for the issue of such series. All shares of any one series of Preferred Stock shall be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates shall accumulate (if cumulative).
     Shares of Preferred Stock purchased, redeemed or converted into or exchanged for shares of any other class or series shall be deemed to be authorized but unissued shares of Preferred Stock undesignated as to series.
     The board of directors may set a record date in the manner and for the purposes authorized in the by-laws of the corporation, with respect to shares of stock of the corporation of any class or series.
     (b) Authority of the board of directors to issue in series. The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations prescribed by law and to the provisions of the certificate of incorporation or any amendment thereto, authority is expressly granted to the board of directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof (sometimes referred to as powers, preferences and rights) to the full extent now or hereafter permitted by law, including but not limited to the following:
     (1) the number of shares of such series (which may subsequently be increased by resolutions of the Board of Directors) and the distinctive designation thereof;
     (2) the dividend rate of such series and any limitations, restrictions or conditions on the payment of such dividends;
     (3) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;
     (4) the amounts which the holders of the shares of such series are entitled to receive upon any liquidation, dissolution or winding up of the corporation;



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     (5)  the terms of any purchase, retirement or sinking fund to be provided for the shares of such series;
     (6) the terms, if any, upon which the shares of such series shall be convertible into or exchangeable for shares of any other series, class or classes, or other securities, and the terms and conditions of such conversion or exchange; and
     (7) the voting powers, if any (not to exceed one vote per share), of the shares of such series.
     The provisions set forth in this paragraph and in the first two paragraphs of this ARTICLE FOURTH and in subparagraphs 1 and 2 thereof, may be changed, altered or amended upon approve by affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for such purpose, provided, always,
     (1) That such change, alteration or amendment shall not affect adversely the provisions of previously issued Preferred Stock;
     (2) That the shareholders of the $1.00 par value Cumulative Convertible Preferred Shares, Series A, voting as a class, must approve the authorization of any additional class of preferred shares by the affirmative vote of a majority of the Series A shares if the additional class of preferred shares is equal in preference to the Series A shares or by the affirmative vote of at least two-thirds of the Series A shares if the additional class of preferred shares is senior to the Series A shares.
     (3) That in the event there is a default for a period of two years in the payment of the fixed dividend requirements of the Cumulative Convertible Preferred Shares, Series A, the holders of Series A shares, voting as a class, shall have the right to elect two members of the Board of Directors of the Corporation at the first annual meeting of stockholders (or any adjournment thereof) immediately following such two year period.
     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:
     No stockholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.
     Each shareholder of this corporation, unless otherwise restricted by statute or this Certificate of Incorporation, shall be entitled to one vote for each share of capital stock held by such stockholder. There shall be no cumulative voting of shares of this corporation and any rights thereto are expressly denied by this Certificate of Incorporation.
     Any amendment to this Certificate of Incorporation which would change any of the provisions of this ARTICLE, except as has been hereinabove otherwise provided in paragraph 3 thereof, shall not be made except upon the approval by affirmative vote of the holders of not less than SEVENTY-FIVE percent (75%) of the stock issued and outstanding, having voting power given at a stockholders' meeting duly called for such purpose.




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     FIFTH.  The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

     SIXTH.  The names and places of residence of the incorporators are as follows:
     NAMES                              RESIDENCES

     R. F. Westover                     Wilmington, Delaware
     H. C. Broadt                       Wilmington, Delaware
     A. D. Atwell                       Wilmington, Delaware

     SEVENTH.  The corporation is to have perpetual existence.

     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
     To make, alter or repeal the By-laws of the corporation.
     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
     By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in this Certificate of Incorporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
     By resolution approved by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose:
     (a) to merge or consolidate the corporation with or into any other corporation or business entity;
     (b) to sell, lease or exchange all or substantially all of the property and assets of the corporation;
     (c)  to dissolve or liquidate the corporation;
     (d)  in any manner to amend this Certificate of Incorporation;
     provided, however, that, unless any such action shall have been first authorized by the unanimous vote of all directors then in office, no such action may be taken except upon approval by affirmative vote of the holders of not less than SEVENTY-FIVE PER CENT (75%) of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for such purpose, in the case of:
     (i) any merger or consolidation of the corporation with or into any Related Person or an affiliate of a Related Person;
     (ii) any sale, lease or exchange of all or substantially all of the property and assets of the corporation to a Related Person or an affiliate of a Related Person;
     (iii) any dissolution or liquidation of the corporation at a time when there exists a Related Person; or
     (iv) any amendment to this Certificate of Incorporation which would change any of the provisions of this Article.
     For purposes of this paragraph:



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     (v)  The term "Related Person" shall mean a corporation, entity or individual which, together with its affiliates and associates (as defined below), owns of record or beneficially FIVE PER CENT (5%) or more of the stock of the corporation issued and outstanding having voting power with respect to the proposed transaction; and any determination made in good faith by the Board of Directors of the corporation, on the basis of information available to it, as to whether any corporation, entity or individual is a Related Person within the meaning hereof shall be final and binding;
     (vi) Any corporation, entity or individual shall be deemed to be the beneficial owner of any issued and outstanding stock of the corporation (a) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which are beneficially owned, directly or indirectly, by any other corporation, entity or individual with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock of the corporation, or which is its "affiliate" or "associate."
     (vii) An "affiliate" of any specified corporation, entity or individual is any person, other corporation, or entity that directly, or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with the corporation, entity or individual specified.
     (viii) The term "associate" used to indicate a relationship with any specified person, corporation or entity, means (1) any corporation, entity, or person of which such specified person, corporation, or entity is an officer or partner or is, directly or indirectly, the beneficial owner of TEN PER CENT (10%) or more of any class of equity securities, (2) any trust or other estate in which such specified person, corporation or entity has a substantial beneficial interest or as to which said specified person, corporation or entity serves as Trustee or in a similar fiduciary capacity, and (3) any relation or spouse of such specified person, corporation or entity, or any relation of such spouse.
     To manage the business of the corporation and exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

     TENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.




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ELEVENTH.  The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.
     Meetings of the stockholders for the election of the directors or for any other purpose shall be held on such date and at such time and place within or without the State of Delaware as shall be determined by a majority vote of all directors then in office, provided, however, that the Annual Meeting of Stockholders in each year shall be held within 150 days after the end of the corporation's fiscal year.
     At the Annual Meeting of Stockholders the stockholders shall elect, by a plurality vote, by ballot, a class of directors, and transact such other business as may properly be brought before the meeting.
     Special meetings of the stockholders, for any proper purpose or purposes, unless otherwise prescribed by statue or by this Certificate of Incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of all directors then in office, or at the request in writing of stockholders owning SEVENTY-FIVE PER CENT (75%) in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting and the determination of the propriety of such purpose made in good faith by a majority of the Board of Directors then in office shall be final and binding.
     No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing to the taking of any action is specifically denied.
     Commencing with the adoption of this amendment at the annual meeting of stockholders in 1976, and the filing of a Certificate of amendment with the Secretary of State, the Board of Directors shall be divided into three classes, identified as Class I, Class II, and Class III, respectively.
     The term of office of the directors in one class shall expire each year. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the director or directors first elected to Class I shall serve for a term ending on the annual meeting next ensuing; the directors first elected to Class II shall serve for a term ending on the second annual meeting following the annual meeting at which such directors were first elected; and the directors first elected to Class III shall serve a full term as hereinabove provided. Notwithstanding the foregoing, each director shall serve until his successor shall have been duly elected and qualified unless he shall resign or become disqualified, disabled or shall otherwise be removed.
     Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next election of the Class for which such directors shall have been chosen and until their successors are duly elected and shall qualify, unless sooner displaced.
     Any amendment to this Certificate of Incorporation which would change any of the provisions of this Article shall not be made except upon approval by affirmative vote of the holders of not less than SEVENTY-FIVE PER CENT (75%) of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for such purpose.

     TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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     THIRTEENTH.  The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Delaware. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable as a quorum of disinterested directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. Any and all expenses incurred in defending such action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the person or his or her agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized herein. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     FOURTEENTH. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     FIFTEENTH. New by-laws may be adopted or the by-laws may be amended or repealed by affirmative vote of the holders of not less than SEVENTY-FIVE PER CENT (75%) of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for such purpose. By-laws may also be adopted, amended, or repealed by the Board of Directors.
     Any amendment to this Certificate of Incorporation which would change any of the provisions of this Article shall not be made except upon approval by affirmative vote of the holders of not less than SEVENTY-FIVE PER CENT (75%) of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for such purpose.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 11th day of June A.D. 1958.

                                                       R. F. Westover     (SEAL)
                                                       -------------------------

                                                       H. C. Broadt       (SEAL)



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                                                      --------------------------

                                                       A. D. Atwell       (SEAL)
                                                      --------------------------



STATE OF DELAWARE     )
                          ) SS:
COUNTY OF NEW CASTLE  )

     BE IT REMEMBERED that on this 11th day of June A.D. 1958, personally came before me, a Notary Public for the State of Delaware, R. F. Westover, H. C. Broadt and A. C. Atwell, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.

     GIVEN under my hand and seal of office the day and year aforesaid.


                                                          /s/Harold E. Grantland
                                                            --------------------
                                                                   Notary Public
Harold E. Grantland
Notary Public
Appointed Jan. 12, 1957
State of Delaware
Term 2 Years